UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   FORM 8-K/A

                               AMENDMENT NO. 2 TO
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------


       Date of Report (Date of earliest event reported) September 18, 2003

                                   ----------

                           FLEXSTEEL INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         MINNESOTA                 0-5151               42-0442319

      (STATE OR OTHER           (COMMISSION           (IRS EMPLOYER
       JURISDICTION             FILE NUMBER)        IDENTIFICATION NO.)
     OF INCORPORATION)


P. O. BOX 877, DUBUQUE, IA                              52004-0877
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                (ZIP CODE)


         Registrant's telephone number, including area code 563-556-7730


                                 Not applicable.
         --------------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

--------------------------------------------------------------------------------

The registrant hereby amends its Current Report on Form 8-K filed with Securities and Exchange Commission (the "Commission") on October 2, 2003, as amended by Amendment No. 1 filed with the Commission on October 2, 2003, to include the financial and other information set forth below:

Item 7.  Financial Statements and Exhibits

         (a)      Financial statements of business acquired.

                  The audited consolidated balance sheets of DMI Furniture, Inc. as of August 30, 2003 and August 31, 2002, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and the related independent auditors' report are included on pages 4 through 21.

         (b)      Pro forma financial information.

                  The unaudited pro forma combined condensed consolidated balance sheet of Flexsteel Industries, Inc. as of June 30, 2003 and the unaudited pro forma combined condensed consolidated statement of operations for the year ended June 30, 2003 are included on pages 22 through 26.

         (c)      Exhibits

                  Exhibit       Description of Document
                  -------       -----------------------

                    23          Consent of Deloitte & Touche LLP

                          INDEX TO FINANCIAL STATEMENTS


Consolidated balance sheets of DMI Furniture, Inc. as of August 30, 2003 and August 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended.

          Independent auditors' report                                   4
          Consolidated balance sheets                                    5
          Consolidated statements of operations                          6
          Consolidated statements of stockholders' equity                7
          Consolidated statements of cash flows                          8
          Notes to consolidated financial statements                     9




                     INDEX TO PRO FORMA FINANCIAL STATEMENTS


Pro forma Combined Condensed Consolidated Financial Statements of Flexsteel Industries, Inc. (unaudited).

          Pro forma combined condensed consolidated balance sheet
                 as of June 30, 2003                                    23
          Pro forma combined condensed consolidated statement
                 of operations for the year ended June 30, 2003         24
          Notes to pro forma combined condensed consolidated
                 financial information                                  25

INDEPENDENT AUDITORS' REPORT

To the Shareholders of DMI Furniture, Inc.
Louisville, Kentucky

We have audited the accompanying consolidated balance sheets of DMI Furniture, Inc. and subsidiary (the Company) as of August 30, 2003 and August 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended August 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DMI Furniture, Inc. and subsidiary as of August 30, 2003 and August 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended August 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, effective September 18, 2003, the Company was sold pursuant to a purchase agreement dated August 12, 2003.

DELOITTE & TOUCHE LLP


Louisville, Kentucky
October 28, 2003

DMI FURNITURE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

                                                                             August 30,  August 31,
                                                                                2003        2002
                                                                             ----------  ----------
ASSETS
CURRENT ASSETS:
    Cash .................................................................   $    219    $    169
    Accounts receivable (net of allowances):
        August 30, 2003, $202;
        August 31, 2002, $200 ............................................     14,768      17,530
    Inventories ..........................................................     27,446      17,477
    Other current assets .................................................        615         447
    Deferred income taxes ................................................      1,575       1,058
                                                                             --------    --------
        Total current assets .............................................     44,623      36,681

PROPERTY, PLANT, AND EQUIPMENT, at cost:
    Land .................................................................        655         655
    Buildings and improvements ...........................................      8,821       8,815
    Machinery and equipment ..............................................      7,563       7,404
    Leasehold improvements ...............................................      1,365         513
    Assets held for disposition ..........................................         63         377
    Construction in progress .............................................          5          45
                                                                             --------    --------
                                                                               18,472      17,809
    Less accumulated depreciation ........................................      9,532       8,920
                                                                             --------    --------
        Net property, plant and equipment ................................      8,940       8,889

OTHER ASSETS .............................................................        296         797
                                                                             --------    --------
TOTAL ASSETS .............................................................   $ 53,859    $ 46,367
                                                                             ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Trade accounts payable ................................................   $  3,223    $  4,813
   Accrued liabilities ...................................................      5,619       3,007
   Long-term debt due within one year ....................................      1,025         930
                                                                             --------    --------
       Total current liabilities .........................................      9,867       8,750

LONG-TERM LIABILITIES:
   Long-term debt ........................................................     24,758      19,391
   Accrued pension costs .................................................        855         963
   Deferred compensation .................................................         29          70
   Deferred income taxes .................................................         93          20
   Other long-term liabilities ...........................................        374         584
                                                                             --------    --------
       Total long-term liabilities .......................................     26,109      21,028

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock - $0.10 par value; authorized 9,600,000 shares;
      outstanding August 30, 2003, 4,307,786 shares;
      outstanding August 31, 2002, 4,280,378 shares ......................        431         428
  Additional paid-in capital .............................................     17,148      17,090
  Retained earnings (deficit) ............................................      1,583        (170)
  Accumulated other comprehensive loss ...................................     (1,279)       (759)
                                                                             --------    --------
        Total stockholders' equity .......................................     17,883      16,589
                                                                             --------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............................   $ 53,859    $ 46,367
                                                                             ========    ========

          See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

DMI FURNITURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except amounts per share)

                                                    YEARS ENDED
                                        ---------------------------------------
                                        August 30,    August 31,   September 1,
                                           2003          2002          2001
                                        ----------    ----------   ------------

NET SALES ..........................    $ 102,731     $ 100,856     $ 106,328
COST OF SALES ......................       82,984        83,762        87,881
COST OF SALES - RESTRUCTURING ......                                      575
                                        ---------     ---------     ---------
GROSS PROFIT .......................       19,747        17,094        17,872
SELLING, GENERAL AND ADMINISTRATIVE        15,136        13,661        14,173
RESTRUCTURING CHARGES ..............                                      120
                                        ---------     ---------     ---------
OPERATING INCOME ...................        4,611         3,433         3,579
                                        ---------     ---------     ---------
OTHER INCOME (EXPENSE):
  Interest expense .................       (1,841)       (1,583)       (2,073)
  Other income (expense) ...........          (27)          (16)           43
                                        ---------     ---------     ---------
           Total ...................       (1,868)       (1,599)       (2,030)
                                        ---------     ---------     ---------
INCOME BEFORE INCOME TAXES .........        2,743         1,834         1,549
PROVISION FOR INCOME TAXES .........         (990)         (479)         (674)
                                        ---------     ---------     ---------
NET INCOME .........................    $   1,753     $   1,355     $     875
                                        =========     =========     =========

AVERAGE COMMON AND EQUIVALENT SHARES
     OUTSTANDING:
     BASIC .........................        4,293         4,279         4,221
                                        =========     =========     =========
     DILUTED .......................        4,398         4,337         4,365
                                        =========     =========     =========

EARNINGS PER COMMON SHARE:
     BASIC .........................    $    0.41     $    0.32     $    0.21
                                        =========     =========     =========
     DILUTED .......................    $    0.40     $    0.31     $    0.20
                                        =========     =========     =========

          See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

DMI FURNITURE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (2)
(In thousands)

                                                            Number of                                 Accumulated
                                                             Common      Additional     Retained         Other
                                                  Common     Shares       Paid-In       Earnings      Comprehensive
                                                  Stock    Outstanding    Capital       (Deficit)    Income (Loss)(3)     Total
                                                  ------   -----------   ----------     ---------    ----------------    -------
Balances at September 2, 2000...................   $413       4,132         $16,753      $(2,400)       $                $14,766
  Net income....................................                                             875                             875
  Cumulative effect of change in
  accounting principle (1)......................                                                             194             194
  Other comprehensive income:
     Change in interest rate derivative,
     net of tax.................................                                                            (306)           (306)
     Adjust minimum pension liability,
     net of tax.................................                                                            (303)           (303)
  Issuance of common stock......................     13         131             313                                          326
                                                   ----       -----         -------      -------        --------         -------
Balances at September 1, 2001...................    426       4,263          17,066       (1,525)           (415)         15,552
  Net income....................................                                           1,355                           1,355
  Other comprehensive income:
     Change in interest rate derivative,
     net of tax.................................                                                            (238)           (238)
     Adjust minimum pension liability,
     net of tax.................................                                                            (106)           (106)
  Issuance of common stock......................      2          17              24                                           26
                                                   ----       -----         -------      -------        --------         -------
Balances at August 31, 2002.....................    428       4,280          17,090         (170)           (759)         16,589
  Net income....................................                                           1,753                           1,753
  Other comprehensive income:
     Change in interest rate derivative,
     net of tax.................................                                                             118             118
     Adjust minimum pension liability,
     net of tax.................................                                                            (638)           (638)
  Issuance of common stock......................      3          28              58                                           61
                                                   ----       -----         -------      -------        --------         -------
Balances at August 30, 2003.....................   $431       4,308         $17,148      $ 1,583        $ (1,279)        $17,883
                                                   ====       =====         =======      =======        ========         =======

(1) Adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities"
(2) Total comprehensive income was $1,233, $1,011 and $460 for fiscal 2003, 2002 and 2001, respectively.
(3) The components of accumulated other comprehensive income (loss), net of tax, were as follows:
              o August 30, 2003 - Interest rate derivative ($232) and minimum pension liability ($1,047)
              o August 31, 2002 - Interest rate derivative ($350) and minimum pension liability ($409)
              o September 1, 2001 - Interest rate derivative ($112) and minimum pension liability ($303)

          See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

DMI FURNITURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

                                                                            YEARS ENDED
                                                               -------------------------------------
                                                               August 30,   August 31,  September 1,
                                                                  2003        2002          2001
                                                               ----------   ----------  ------------
Cash flows provided (used) by operating activities:
  Net income ................................................   $  1,753    $  1,355    $    875
  Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Depreciation and amortization ...........................      1,022         875         986
    Loss (gain) on disposal of property, plant and equipment          14                     (14)
    Deferred income taxes ...................................       (583)        209        (174)
    Changes in operating assets and liabilities:
      Accounts receivable ...................................      2,762        (666)      1,027
      Inventories ...........................................     (9,969)        168       3,166
      Other assets ..........................................        333        (217)       (474)
      Trade accounts payable ................................     (1,590)      2,025        (789)
      Accrued liabilities ...................................      2,045        (164)       (915)
      Accrued pension costs .................................       (108)        220         743
      Deferred compensation .................................        (41)        (47)        (59)
                                                                --------    --------    --------
Net cash (used) provided by operating activities ............     (4,362)      3,758       4,372
                                                                --------    --------    --------

Cash flows provided (used) by investing activities:
  Capital expenditures ......................................     (1,014)       (406)       (566)
  Proceeds from the disposal of property, plant and equipment        107                      14
                                                                --------    --------    --------
Net cash used by investing activities .......................       (907)       (406)       (552)
                                                                --------    --------    --------

Cash flows provided (used) by investing activities:
  Borrowings from line-of-credit ............................     18,308      30,100      25,800
  Payments on line-of-credit ................................    (14,008)    (32,900)    (28,350)
  Borrowings on long-term debt ..............................      2,067
  Payments on long-term debt ................................     (1,085)       (900)     (1,430)
  Proceeds from stock options exercised .....................         37
                                                                --------    --------    --------
Net cash provided (used) in financing activities ............      5,319      (3,700)     (3,980)
                                                                --------    --------    --------

Increase (decrease) in cash .................................         50        (348)       (160)
Cash - beginning of period ..................................        169         517         677
                                                                --------    --------    --------
Cash - end of period ........................................   $    219    $    169    $    517
                                                                ========    ========    ========

Cash paid for:
  Interest ..................................................   $  1,674    $  1,609    $  2,118
                                                                ========    ========    ========
  Income taxes ..............................................   $    635    $    126    $  1,243
                                                                ========    ========    ========

Non-cash items:
  Minimum pension liability (net of tax) ....................   $    638    $     64    $    200
                                                                ========    ========    ========
  Interest rate derivatives (net of tax) ....................   $   (118)   $    283    $     75
                                                                ========    ========    ========
  Stock grants, previously expensed .........................   $     24    $     26    $    326
                                                                ========    ========    ========
  Assets acquired under capital lease .......................   $    180
                                                                ========

          See accompanying Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

DMI FURNITURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED August 30, 2003, August 31, 2002 and September 1, 2001

1.  Summary of Significant Accounting Policies

The Company - The consolidated financial statements include DMI Furniture, Inc. and its wholly owned subsidiary, DMI Management, Inc. (DMI or Company). All significant inter-company accounts and transactions have been eliminated. DMI Furniture, Inc. operates in one industry - the Company manufactures, imports, and sells residential, home office, and commercial office furniture. The Company has more than one operating segment which are aggregated into one reportable segment, in accordance with Financial Accounting Standards Board (FASB) Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information." Its principal distribution channels are multi-market furniture retailers, distributors, independent retailers, catalogers, and warehouse clubs located primarily throughout the United States.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories - Inventories are valued at the lower of cost (first-in, first-out method) or market.

Depreciation - Depreciation is provided on the basis of estimated useful lives of the property, plant and equipment, using the straight-line method. The useful lives of property, plant and equipment are as follows: Building and leasehold improvements, 8-35 years; and machinery and equipment, 3-15 years.

Income Taxes - The Company recognizes deferred tax assets and liabilities based upon the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
(See Note 8 for additional information.)

Consolidated Statements of Cash Flows - For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase to be cash equivalents.

Advertising - The Company expenses advertising-type costs as incurred as a component of selling, general and administrative expenses on the accompanying statements of operations. Advertising expense was approximately $1,565,000, $1,492,000 and $1,482,000 in fiscal 2003, 2002 and 2001, respectively.

Long-Lived Assets - Long-lived assets and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the expected future net cash flows generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has not recorded an impairment loss in the accompanying statements of operations relating to long-lived assets or intangible assets under Statement of Financial Accounting Standards Nos. 142, "Goodwill and Other Intangible Assets," and 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Revenue Recognition - The Company recognizes sales of its products when the products are shipped to customers and title passes.

Shipping and Handling Costs - The Company reflects revenue received from shipping and handling fees in net sales in accordance with Emerging Issues Task Force (EITF) 00-10, "Accounting for Shipping and Handling Fees and Costs." The Company records shipping and handling costs in cost of sales.

Stock-Based Compensation - The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued To Employees" (APB
25) in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Had compensation cost for all option grants to employees and directors been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been affected as follows. Because the method of accounting required by FASB No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

(In thousands, except per share amounts)

                                                  2003       2002      2001
                                                 ------     ------     -----
     NET INCOME:
       As reported.............................  $1,753     $1,355     $ 875
       Compensation expense related to
          stock option plans determined using
          fair value method....................      43         50       145
                                                 ------     ------     -----
       Pro forma...............................   1,710      1,305       730
                                                 ======     ======     =====
     DILUTED EARNINGS PER COMMON SHARE:
       As reported.............................    0.40       0.31      0.20
       Compensation expense related to
         stock option plans determined using
         fair value method.....................    0.01       0.01      0.03
                                                 ------     ------     -----
       Pro forma...............................  $ 0.39     $ 0.30     $0.17
                                                 ======     ======     =====

Impact of Recently Issued Accounting Standards - In June 2001, the FASB issued Statement No. 142 "Goodwill and Other Intangible Assets" and Statement No. 143, "Accounting for Asset Retirement Obligations." In August 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The Company's adoption of these statements on September 1, 2002 did not have an effect on its results of operations or financial position of the Company.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation --Transition and Disclosure, an amendment of FASB Statement No. 123." In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Company's adoption of these statements did not have a material effect on its results of operations or financial position.

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." In June 2003, the FASB issued Statement No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities." The statement is effective for contracts entered into or modified after June 30, 2003. The Company does not believe the adoption of these statements will have a material effect on the results of operations or financial position of the Company.

In June 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after December 15, 2003. The Company does not believe the adoption of this statement will have a material effect on the results of operations or financial position of the Company.

Reclassifications - Certain reclassifications have been made to the August 31, 2002 and September 1, 2001 financial statements to conform to the August 30, 2003 classifications. These reclassifications had no effect on previously reported operations.

2.  Subsequent Events

On August 12, 2003, the Company and Churchill Acquisition Corporation (Purchaser), a wholly owned subsidiary of Flexsteel Industries, Inc., entered into an agreement for Purchaser to make a cash tender offer to acquire all shares of the issued and outstanding shares, par value $0.10 per share, of the Company for $3.30 per share, net to the seller in cash.

On August 20, 2003 the Purchaser filed the Tender Offer Statement with the Securities and Exchange Commission, which expired on September 17, 2003 unless otherwise extended. On September 17, 2003 the Purchaser had received approximately 90% of the shares validly tendered and commenced a subsequent offering period, until September 30, 2003 to allow option holders to exercise and tender their options shares and allow any remaining stockholders additional time to tender their shares.

Beginning September 18, 2003, the Company became a wholly owned subsidiary of Flexsteel Industries Inc. and began reporting its results of operations as part of Flexsteel Industries, Inc.

On October 1, 2003 the Company merged into Churchill Acquisition Corporation and Churchill Acquisition Corporation changed its name to DMI Furniture, Inc.

3.  Long-term Debt

Long-term debt consisted of the following (in thousands):

                                                          2003       2002
                                                         -------    -------
     Capital lease obligations due November 2003         $    25
     Economic development revenue bonds; payable
        October 2003; weekly adjustable coupon rate;
        1.1% at August 30, 2003                            2,230    $ 2,230
     Economic development revenue bonds; payable
        May 2004; weekly adjustable coupon rate;
        1.1% at August 30, 2003                            2,020      2,020
     Reducing revolving loan with monthly principal
        installments of $83,334; through March 1,
        2006; interest rate at prime +.5% or
        LIBOR+3%; 4.1% at August 30, 2003                  2,608      1,471
     $28,000,000 Revolving Loan; expires March 1,
        2006; interest rate at prime +.5% or
        LIBOR+3%; 4.1% at August 30, 2003                 18,900     14,600
                                                         -------    -------
     Total outstanding under credit facility              25,783     20,321
     Less portion due within one-year                      1,025        930
                                                         -------    -------
     Long-term debt                                      $24,758    $19,391
                                                         =======    =======

With respect to the reducing revolver loan and revolving loan above, the Company has the option of borrowing based on prime rate + .5% or London Interbank Offered Rate (LIBOR) + 3.0%. As of August 30, 2003, $18.9 million of the revolving note and $2.6 million of the reducing revolver loan were LIBOR priced.

Substantially all assets are pledged to collateralize long-term debt. On August 30, 2003, the Company had $1.5 million available under the formula for calculating its available borrowings.

With respect to the Economic Development Revenue Bonds (Bonds), the Company has the option to establish the Bonds' interest rate form (variable or fixed interest rate). When the Bonds are in the variable rate form, or at the end of a fixed interest rate period, the Bondholders reserve the right to demand payment on the Bonds. If any of the Bondholders exercise their rights, a remarketing agent is responsible for remarketing the Bonds on a best efforts basis for not less than the outstanding principal and accrued interest. If the Bonds cannot be remarketed, the lender is committed to providing financing for up to 372 days. As a result of these written commitments, the Bonds are classified as long-term debt in the accompanying balance sheet.

The Company's bank financing agreement contains restrictive covenants that require the Company, among other things, to maintain a fixed charge ratio, tangible net worth, ratio of total funded debt to EBITDA and limitations on the total capital expenditures, all as defined in the bank financing agreement. The financing agreement restricts the Company from, without prior written consent, redeeming or purchasing any of its outstanding capital stock; acquiring, merging or consolidating with any other business and paying dividends. As of August 30, 2003 the Company was not in compliance with the leverage ratio and capital expenditure covenants. On October 17, 2003 the Company's lenders waived the defaults under the Amended and Restated Credit Agreement dated August 4, 2003.

The aggregate maturities of long-term debt, after the restructuring discussed above, for the next fiscal years are as follows (in thousands):

                             2004                      $ 1,025
                             2005                        1,000
                             2006                       23,758
                                                        ------
                                                       $25,783
                                                        ======

4.  Lease Commitments

The Company leases certain of its facilities and equipment under operating leases. The leases generally require the Company to pay taxes, insurance, maintenance and utilities. Some of the leases contain renewal options.

Future minimum lease payments at August 30, 2003 under these leases for fiscal years are as follows (in thousands):

                             2004                      $ 1,392
                             2005                        1,037
                             2006                          637
                             2007                          468
                                                        ------
                                                       $ 3,534
                                                        ======

Rent expense under operating leases charged to operations during fiscal 2003, 2002 and 2001 was approximately $1,050,000, $1,250,000 and $1,038,000, respectively.

5.  Commitments and Contingencies

The Company has entered into individual employment agreements with certain of its officers, which expire at various times through August 31, 2004. Certain of these agreements provide for lump sum payments in the event employment is terminated as a result of a change in ownership of the Company as defined in the agreements.

The Company is subject to various environmental laws of federal, state and local governments. Compliance by the Company with existing laws has not had a material adverse effect on the Company's financial condition and results of operations. However, the Company cannot predict the impact of new or changed laws or regulations on its current properties or on properties that it may acquire in the future.

The Company does not believe there is any litigation threatened against the Company, other than routine litigation arising out of the ordinary course of business, which is not expected to have a material effect on the financial position, results of operations and cash flows of the Company.

6.  Stock Options

Stock options granted prior to February 22, 1994 were granted pursuant to the Amended Employee Incentive Stock Option Plan approved by stockholders in February 1989. In February 1994, the stockholders approved the 1993 Long Term Incentive Stock Plan For Employees under which the Company is authorized to issue options to selected key employees to acquire a maximum of 600,000 shares of its common stock in addition to option shares outstanding at the time of its adoption. On February 15, 2000, the maximum shares of common stock allowed to be issued were increased to 800,000 shares for the 1993 Long Term Incentive Stock Plan for Employees. The option price cannot be less than 100% of the fair market value of the stock at date of grant for Incentive Stock Options (or 110% for a 10% beneficial owner), and not less than 50% of the fair market value at date of grant for Non-Qualified Stock Options. Options vest at the cumulative rate of 33%, 67%, and 100% on the first three anniversaries of the date of grant and expire ten years from date of grant. A summary of the option transactions during the three years ended August 30, 2003 follows (in thousands, except per share amounts):

                                             2003                       2002                        2001
                                     ---------------------      ---------------------      ---------------------
                                                  Weighted                   Weighted                   Weighted
                                                  Average                    Average                    Average
                                                  Exercise                   Exercise                   Exercise
                                     Options       Price        Options       Price        Options       Price
                                     -------      --------      -------      --------      -------      --------
Outstanding at beginning of year..       938       $2.03         1,010        $2.05           927        $1.98
   Granted........................                                                             91         2.75
   Exercised......................        (5)       1.38
   Expired........................      (192)       2.00           (72)        2.38            (8)        2.00
                                     -------                     -----                      -----
Outstanding at end of year........       741        2.00           938         2.03         1,010         2.05
                                     =======                     =====                      =====

Exercisable at end of year........       741       $2.00           881        $1.98           911        $1.97
                                     =======                     =====                      =====

Weighted-average fair value of
   options granted during year....                                                                       $1.48

Exercise prices for options outstanding as of August 30, 2003 ranged from $1.38 to $3.63. The weighted-average remaining contractual life of those options is
3.4 years. Included in the above option table are non-qualified options for 366,724 shares of common stock for $1.38 to $2.50 per share to certain employees/directors, which have a total option price of approximately $652,000. The options are immediately exercisable for up to ten years after the date of grant.

The Company has a stock option plan under which the Company is authorized to issue options to non-employee directors to acquire a maximum of 160,000 shares of its common stock for options granted prior to March 15, 1998. A new plan was adopted effective March 15, 1998 authorizing the Company to issue options to non-employee directors to acquire a maximum of 100,000 shares of its common stock. The option price is the closing bid price for shares on NASDAQ on the date of grant. Options vest at the cumulative rate of 50% and 100% on the first two anniversaries of the date of grant and expire ten years from date of grant. A summary of the option transactions during the three years ended August 30, 2003 follows (in thousands, except per share amounts):

                                             2003                       2002                        2001
                                     ---------------------      ---------------------      ---------------------
                                                  Weighted                   Weighted                   Weighted
                                                  Average                    Average                    Average
                                                  Exercise                   Exercise                   Exercise
                                     Options       Price        Options       Price        Options       Price
                                     -------      --------      -------      --------      -------      --------
Outstanding at beginning of year..        59       $2.69            56        $2.75            48        $2.85
   Granted........................         9        1.78             6         1.59             9         2.00
   Exercised......................        (9)       1.86            (1)        1.38
   Expired........................        (3)       2.88            (2)        1.38            (1)        1.19
                                     -------                     -----                      -----
Outstanding at end of year........        56        2.67            59         2.69            56         2.75
                                     =======                     =====                      =====

Exercisable at end of year........        56       $2.67            46        $2.88            38        $2.84
                                     =======                     =====                      =====

Weighted-average fair value of
   options granted during year....                 $1.78                      $1.59                      $2.00

Exercise prices for options outstanding as of August 30, 2003 ranged from $1.56 to $4.00. The weighted-average remaining contractual life of those options is
6.3 years.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 2003, 2002 and 2001: expected volatility of 46% for fiscal 2003, 2002 and 2001, respectively; risk-free interest rate of 3%, 2% and 5% for fiscal 2003, 2002 and 2001, respectively; expected lives for options of 7 years; and expected dividend yield of zero percent based on the Company's history of no dividend payments on common stock.

7. Pension Plans

The Company has a defined benefit pension plan that covers substantially all hourly employees. Retirement benefits are based on years of credited service multiplied by a dollar amount negotiated under collective bargaining agreements. The Company's policy is to fund normal costs and amortization of prior service costs at a level that is equal to or greater than the minimum required under ERISA.

Net pension costs for the defined benefit plan in fiscal 2003, 2002 and 2001 were computed as follows (in thousands):

                                             2003        2002        2001
                                             ----        ----        ----
Service cost-benefits earned...........     $  38        $  57      $  49
Interest costs of projected benefit
  obligation...........................       244          244        239
Expected return on plan assets.........      (227)        (241)      (261)
Amortization of transition obligation..        10           10         10
Amortization of unrecognized prior
  service cost.........................        17           17         15
Recognized actuarial (gain) loss.......        42           15         (1)
                                            -----        -----      -----
Net pension expense....................     $ 124        $ 102      $  51
                                            =====        =====      =====

The funded status of the defined benefit plan at August 30, 2003 and August 31, 2002 is shown below (in thousands):

                                                            2003       2002
                                                           -------   -------
      Change in benefit obligation:
         Benefit obligation at beginning of year.........  $ 3,592   $ 3,643
         Service cost....................................       38        57
         Interest cost...................................      244       245
         Benefits paid...................................     (239)     (304)
         Actuarial (gain) loss...........................      298       (73)
         Plan amendments.................................                 24
                                                           -------   -------
         Benefit obligation at end of year...............  $ 3,933   $ 3,592
                                                           =======   =======

                                                            2003       2002
                                                           -------   -------
      Change in plan assets:
         Fair value of plan assets at beginning of year..  $ 2,628   $ 2,900
         Actual gain (loss) on plan assets...............      286      (218)
         Employer contributions..........................      403       250
         Benefits paid...................................     (239)     (304)
                                                           -------   -------
         Fair value of plan assets at end of year........  $ 3,078   $ 2,628
                                                           =======   =======

                                                            2003       2002
                                                           -------   -------
      Reconciliation of funded status:
         Funded status...................................  $  (855)  $  (963)
         Unrecognized actuarial (gain) loss..............    1,275     1,078
         Unrecognized transition (asset) obligation......       69        79
         Unrecognized prior service cost.................      185       202
                                                           -------   -------
         Net amount recognized at year-end...............  $   674   $   396
                                                           =======   =======

                                                            2003       2002
                                                           -------   -------
      Amounts recognized in the statement of financial
      position consist of:
         Prepaid benefit cost.........................    $           $  396
         Accrued benefit liability....................      (855)       (963)
         Intangible asset.............................       254         281
         Accumulated other comprehensive income......      1,275         682
                                                          ------      ------
         Net amount recognized at year end............    $  674      $  396
                                                          ======      ======
      Other comprehensive income attributable to
      change in additional minimum liability
      recognition.....................................      197          223


                                                          August 30,  August 31,
              Weighted-average assumption as of:             2003        2002
      --------------------------------------------------  ----------  ----------
      Discount rate.....................................    6.50%      7.00%
      Expected long-term rate of return on plan assets..    8.25%      8.25%

The Company has defined contribution 401(k) retirement plans for salaried and hourly personnel. Costs charged to operations in fiscal 2003, 2002 and 2001 for these plans were approximately $121,000, $162,000 and $179,000, respectively.

The Company had a non-qualified deferred compensation plan that was terminated for all non-retired executive participants during fiscal 1989. The present value of future payments under the plan accrued at August 30, 2003 and August 31, 2002 was approximately $29,000 and $70,000, respectively.

8. Income Taxes

The tax effect of each temporary basis difference and carryforward that gives rise to significant deferred tax assets and deferred tax liabilities as of August 30, 2003 and August 31, 2002 was as follows (in thousands):

                                                       2003       2002
                                                      ------     ------
      Accumulated tax depreciation of property and
        equipment in excess of book depreciation....  $ (427)    $ (457)
      Net operating loss carryforward...............      57        101
      Various accruals and reserves.................   1,540      1,181
      Inventory.....................................     312        210
      Other.........................................                  3
                                                      ------     ------
      Net deferred tax asset........................  $1,482     $1,038
                                                      ======     ======

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management believes the existing net deductible temporary differences will reverse during the periods in which the Company generates net taxable income. Based on this belief and the Company's historical and current pre-tax earnings as well as its expectations for the future, management believes it is more likely than not that the Company will realize its deferred tax assets. As a result, no valuation allowance was required as of August 30, 2003 and August 31, 2002. Further, except for the effects of the reversal of net deductible temporary differences, the Company is not currently aware of any factors that would cause significant differences between taxable income and pre-tax book income in future years.

Income tax expense in fiscal 2003, 2002 and 2001 consisted of the following (in thousands):

                                                       2003     2002    2001
                                                      ------    ----    ----
      Currently payable, federal...............       $1,509    $216    $ 848
      Currently payable, state.................           64      54
      Deferred.................................         (583)    209     (174)
                                                      ------    ----    -----
                                                      $  990    $479    $ 674
                                                      ======    ====    =====

The deferred tax provision excludes the impact of deferred taxes associated with the minimum pension liability. The minimum pension liability is charged directly to equity net of tax.

The provision for income taxes in fiscal 2003, 2002 and 2001 differed from that computed at the federal statutory corporate tax rate as follows (in thousands):

                                                      2003      2002    2001
                                                      -----    -----    ----
      Tax at 34% statutory rate.....................  $ 969    $ 642    $527
      State income taxes (net of federal benefit)...              35     105
      Other.........................................     21     (198)     42
                                                      -----    -----    ----
                                                      $ 990    $ 479    $674
                                                      =====    =====    ====

9. Other Information

INVENTORIES - Inventories at August 30, 2003 and August 31, 2002 were as follows (in thousands):

                                                   2003        2002
                                                  -------    -------
          Finished products...................    $22,558    $14,669
          Work in process.....................        377        428
          Raw materials.......................      4,511      2,380
                                                  -------    -------
                                                  $27,446    $17,477
                                                  =======    =======

ACCRUED LIABILITIES - Accrued liabilities at August 30, 2003 and August 31, 2002 were as follows (in thousands):

                  Description                            2003         2002
      ----------------------------------------------   -------       ------
      Property, payroll and other taxes.............    $1,998       $  886
      Payroll, bonuses and commissions.............      2,590        1,802
      Legal & professional..........................       508          110
      Interest......................................       127           64
      Other.........................................       396          145
                                                       -------       ------
                                                        $5,619       $3,007
                                                        ======       ======

10. Major Customers and Sources of Supply

The Company's five largest customers accounted for approximately 29%, 30% and 44% of the Company's total sales in fiscal 2003, 2002 and 2001, respectively. One customer accounted for approximately 11%, 15% and 28% of the Company's total net sales in fiscal 2003, 2002 and 2001, respectively. The loss of one or more of these customers could have a materially adverse effect on the Company's financial condition and results of operations. As of August 30, 2003 and August 31, 2002, one customer accounted for approximately 8% and 13%, respectively, of total accounts receivable. The Company's customers include large furniture chain store retailers, wholesale clubs, catalog retailers, and independent distributors, as well as numerous smaller retailers.

The Company's total sales of imported product were 78%, 74% and 64% for fiscal 2003, 2002 and 2001, respectively. The Company designs the majority of the furniture it purchases from foreign factories and actively participates in the production and quality control process. The Company maintains administrative offices in China and Thailand to manage the quality control, production process and other supply chain functions. The Company maintains small amounts of finished goods inventories in China at a vendor provided warehouse. An unanticipated interruption in the flow of products from one or more of the overseas factories could have a short-term material adverse effect on the Company's results of operations.

11. Plant Closing and Restructuring

During the fourth quarter of fiscal 2001, the Company committed to discontinue the manufacturing of promotional bedroom furniture during the first quarter of fiscal 2002. The Company believes the decline in aggregate demand for fully assembled promotional bedroom furniture and excess industry capacity prevent this product line from recovering the costs of manufacturing, including the cost of capital. The Company does not anticipate the trend reversing. As a result, during the fourth quarter of fiscal 2001, the Company recorded a pre-tax charge of $775,000 for the expected cost of discontinuing the production of promotionally priced bedroom furniture. The charge included provisions of approximately $575,000 for reducing certain inventory items to estimated net realizable value. The inventory charge representing a permanent inventory basis reduction was recorded as a separate component of cost of sales. An $80,000 charge for expected losses relating to uncollectible accounts receivable was charged to bad debt expense, a component of selling, general, and administrative expenses. A $120,000 charge for severance pay, which is called for under Company policy, relates to the termination of certain salaried and support staff personnel, and was charged to restructuring costs in the statements of operations.

12. Derivative Instruments and Hedging Activities

The Company has interest rate swaps in the notional amount of approximately $20.7 million and $14.4 million as of August 30, 2003 and August 31, 2002, respectively. The Company utilizes interest rate swaps to hedge against adverse changes in interest rates relative to the Company's variable rate debt. The interest rate swaps are not utilized to take speculative positions. The Company's policies with regards to activities involving derivative instruments were established and those policies along with actual derivative related results are periodically reviewed with the Company's Board of Directors.

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company adopted the new Statement effective September 3, 2000 and recorded $194,000 as a cumulative effect of a change in accounting principle. As a result, the Company has recorded the fair market value of its interest rate swaps as cash flow hedges on its balance sheet and has marked them to fair value through other comprehensive income. The fair market values of the swaps are approximately ($374,000) and ($584,000) as of August 30, 2003 and August 31, 2002, respectively, and are reflected as other long-term liabilities on the accompanying balance sheet.

13. Fair Value of Financial Instruments

The book values of cash, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the immediate or short-term maturities of these financial instruments. The fair value of the Company's debt instruments approximated the book value because substantial portions of the underlying instruments are variable rate notes, which re-price frequently. The fair value of the Company's interest rate swaps were a liability of approximately $374,000 and $584,000 as of August 30, 2003 and August 31, 2002, respectively (see Note 12).

14. Source and Supply of Labor

The Company employs approximately 240 employees, of whom approximately 99 are covered by a collective bargaining contract, which expires March 31, 2004.

15.  Earnings Per Common Share

     (In thousands, except earnings per share amounts)

                                                    2003       2002      2001
                                                   ------     ------     -----
         Net income.............................   $1,753     $1,355    $  875
                                                   ======     ======    ======

         Average common shares outstanding......    4,293      4,279     4,221
         Common stock equivalents-dilutive
            options.............................      105         58       144
                                                   ------     ------    ------
         Average shares of common stock and
            equivalents outstanding.............    4,398      4,337     4,365
                                                   ======     ======    ======



         Basic earnings per share...............   $ 0.41     $ 0.32    $ 0.21
                                                   ======     ======    ======

         Diluted earnings per share.............   $ 0.40     $ 0.31    $ 0.20
                                                   ======     ======    ======

16.  Quarterly Financial Data (unaudited)

     (In thousands, except per share amounts)

                                       First     Second     Third      Fourth
               Fiscal 2003             Quarter   Quarter    Quarter    Quarter      Year
         ---------------------------  --------   -------    -------    -------    --------
         Net sales..................   $25,994   $30,015    $22,622    $24,100    $102,731
         Gross profit...............     4,232     5,321      4,715      5,479      19,747
         Net income.................       424       748        324        257       1,753
         Diluted earnings per
           common share (1).........   $  0.10   $  0.17    $  0.07    $  0.06    $   0.40

                                       First     Second     Third      Fourth
               Fiscal 2002             Quarter   Quarter    Quarter    Quarter      Year
         ---------------------------  --------   -------    -------    -------    --------
         Net sales..................   $25,266   $22,205    $25,154    $28,231    $100,856
         Gross profit...............     4,337     3,724      4,498      4,535      17,094
         Net income.................       327        67        373        588       1,355
         Diluted earnings per
           common share (1).........   $  0.08   $  0.02    $  0.09    $  0.12    $   0.31

         (1) Diluted earnings per common share are calculated by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Diluted earnings per share are computed independently for each of the quarters presented.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial statements are presented to give effect to the purchase agreement and the acquisition of DMI Furniture, Inc. (DMI) under the purchase method of accounting. The balance sheet assumes that the DMI acquisition had been consummated on June 30, 2003. The statements of operations for the year ended June 30, 2003 assume that the acquisition of DMI had been consummated on July 1, 2002. The pro forma financial statements are not necessarily indicative of the results of operations or the financial position, which would have occurred had the DMI acquisition been consummated at such times, nor are they necessarily indicative of the results of future results of operations or financial position. The allocation of the purchase price of DMI has been determined based upon preliminary estimates and is subject to future adjustment. The unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Flexsteel Industries, Inc. (Flexsteel) including notes thereto, and the consolidated financial statements of DMI, included herein, including the notes thereto.

FLEXSTEEL INDUSTRIES, INC.

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
JUNE 30, 2003
(In thousands)

                                                             Historical                Pro Forma
                                                      -------------------------       Adjustments           Pro Forma
                                                       Flexsteel          DMI           For DMI            As Adjusted
                                                       June 30,        August 30,     Acquisition            For DMI
                                                         2003             2003          (Note 1)           Acquisition
                                                      -----------       --------      -----------          -----------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents.......................   $    12,811       $    219       $ (12,500)(a)       $      530
   Investments.....................................         9,532                         (5,737)(a)            3,795
   Trade receivables - less allowance
      for doubtful accounts........................        29,612         14,768            (326)(b)           44,054
   Inventories.....................................        32,473         27,446            (120)(c)           59,799
   Deferred income taxes...........................         4,070          1,575             808 (d)            6,453
   Other...........................................         1,324            615                                1,939
                                                      -----------       --------       ---------           ----------
   Total current assets............................        89,822         44,623         (17,875)             116,570
PROPERTY, PLANT AND EQUIPMENT, net.................        20,378          8,940             413 (e)           29,731
DEFERRED INCOME TAXES..............................         1,560                           (151)(d)            1,409
OTHER ASSETS.......................................         8,940            296             312 (f)            9,548
                                                      -----------       --------       ---------           ----------
         TOTAL.....................................   $   120,700       $ 53,859       $ (17,301)          $  157,258
                                                      ===========       ========       =========           ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable - trade........................  $      2,747       $  3,223       $                   $    5,970
   Current portion of long-term debt...............                        1,025                                1,025
   Accrued liabilities:
     Payroll and related items.....................         7,565          2,388                                9,953
     Insurance.....................................         6,374            182                                6,556
     Restructuring.................................           711                                                 711
     Other.........................................         4,760          3,049             675 (g)            8,484
                                                      -----------       --------       ---------           ----------
       Total current liabilities...................        22,157          9,867             675               32,699
NONCURRENT LIABILITIES:
   Long-term debt, less current portion............                       24,758                               24,758
   Accrued pension costs...........................                          855                                  855
   Deferred income taxes...........................                           93             (93)(d)
   Other long-term liabilities.....................                          374                                  374
   Deferred compensation...........................         4,790             29                                4,819
                                                      -----------       --------       ---------           ----------
   Total liabilities...............................        26,947         35,976             582               63,505
                                                      -----------       --------       ---------           ----------
SHAREHOLDERS' EQUITY:
   Common stock....................................         6,295            431            (431)(h)            6,295
   Additional paid-in capital......................         1,353         17,148         (17,148)(h)            1,353
   Retained earnings...............................        85,788          1,583          (1,583)(h)           85,788
   Accumulated other comprehensive income (loss)...           317         (1,279)          1,279 (h)              317
                                                      -----------       --------       ---------           ----------
      Total shareholders' equity...................        93,753         17,883         (17,883)              93,753
                                                      -----------       --------       ---------           ----------
          TOTAL....................................  $    120,700       $ 53,859       $ (17,301)          $  157,258
                                                      ===========       ========       =========           ==========

           See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

FLEXSTEEL INDUSTRIES, INC.
PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) FOR THE YEAR ENDED JUNE 30, 2003
(In thousands, except amounts per share)

                                                             Historical                Pro Forma
                                                      -------------------------       Adjustments           Pro Forma
                                                       Flexsteel          DMI           For DMI            As Adjusted
                                                       June 30,        August 30,     Acquisition            For DMI
                                                         2003             2003          (Note 2)           Acquisition
                                                      -----------       --------      -----------          -----------
NET SALES..........................................   $   291,977       $102,731       $                   $  394,708
COST OF GOODS SOLD.................................      (226,438)       (82,984)            (22)(i)         (309,444)
                                                      -----------       --------       ---------           ----------
GROSS MARGIN.......................................        65,539         19,747             (22)              85,264
SELLING, GENERAL AND
   ADMINISTRATIVE..................................       (52,658)       (15,136)            394(j)           (67,400)
GAIN ON SALE OF LAND...............................           403                                                 403
                                                      -----------       --------       ---------           ----------
OPERATING INCOME...................................        13,284          4,611             372               18,267
                                                      -----------       --------       ---------           ----------
OTHER:
   Interest and other income (expense).............         1,084            (27)           (752)(k)              305
   Interest expense................................          (127)        (1,841)                              (1,968)
                                                      -----------       --------       ---------           ----------
      Total........................................           957         (1,868)           (752)              (1,663)
                                                      -----------       --------       ---------           ----------
INCOME BEFORE INCOME TAXES.........................        14,241          2,743            (380)              16,604
PROVISION FOR INCOME TAXES.........................        (5,950)          (990)            148(l)            (6,792)
                                                      -----------       --------       ---------           ----------
NET INCOME.........................................   $     8,291       $  1,753       $    (232)          $    9,812
                                                      ===========       ========       =========           ==========

AVERAGE NUMBER OF COMMON
    SHARES OUTSTANDING:
    BASIC..........................................         6,255          4,293                                6,225
                                                      ===========       ========                           ==========
    DILUTED........................................         6,367          4,398                                6,367
                                                      ===========       ========                           ==========

EARNINGS PER SHARE OF COMMON
    STOCK:
    BASIC..........................................   $      1.33       $   0.41                           $     1.58
                                                      ===========       ========                           ==========
    DILUTED........................................   $      1.30       $   0.40                           $     1.54
                                                      ===========       ========                           ==========

         See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.











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


NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

Note 1 - Pro Forma Balance Sheet Adjustments

On September 18, 2003, Flexsteel Industries, Inc. (Flexsteel) acquired DMI Furniture, Inc. (DMI) in a business combination accounted for as a purchase. Under the merger agreement, the common shareholders of DMI received $16.7 million in cash in exchange for tendering 5,060,887 common shares to Flexsteel. In addition, Flexsteel incurred acquisition costs of $2.8 million and assumed debt of $35.0 million. The following notes explain the pro forma adjustments:

         (a) Adjustment to record the $16.7 million cash payment to the common shareholders' of DMI and acquisition costs of $2.8 million offset by $1.3 million cash received upon the exercise of DMI common stock options. For purposes of the pro forma adjustments, it was assumed that Flexsteel would use all cash available, except for a minimum amount of $0.5 million necessary for working capital needs. The remaining $5.7 million was subtracted from investments.

         (b) Adjustment to increase the allowance for doubtful accounts by $0.3 million to conform DMI's allowance for doubtful accounts to Flexsteel's accounting policies and methodologies.

         (c) Adjustment to reduce finished goods inventory by $0.1 million to estimated fair value at the acquisition date.

         (d) Adjustment to deferred income taxes to reflect the difference between the book and tax basis of DMI's net assets.

         (e) Adjustment to increase net property, plant, and equipment by $0.4 million to estimated fair value.

         (f) Adjustment to increase other assets by $0.6 million to estimated fair value assigned to customer relationships intangible asset and reduce intangible pension plan assets by $0.3 million.

         (g) Adjustment to increase other liabilities by $0.7 million for warranty and related costs to conform DMI's warranty reserve to Flexsteel's accounting policies and methodologies.

         (h) Adjustment to record the elimination of the historical equity of DMI including $0.4 million of common stock, $17.1 million of additional paid-in-capital, $1.6 million of retained earnings, and $(1.3) million of accumulated other comprehensive loss.

Note 2 - Pro Forma Statement of Operations Adjustments

Details of the pro forma adjustments relating to the acquisition and financing are set forth below:

         (i) Adjustment to increase annual depreciation expense by less than $0.1 million as a result of the increase in the estimated fair value of property, plant, and equipment acquired over its historical book value.

         (j) Adjustment to record additional expense of $0.1 million for the amortization of customer relationships intangible asset offset by a reduction in expense of $0.5 million to eliminate acquisition costs incurred by DMI in fiscal 2003 in connection with the acquisition of DMI by Flexsteel.

         (k) Adjustment to decrease interest income by $0.8 million due to the use of cash and investments in the acquisition of DMI.

         (l) Adjustment to record an income tax benefit for pro forma adjustments using a 39% statutory tax rate.

                                   SIGNATURES


         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  FLEXSTEEL INDUSTRIES, INC.
                                              ----------------------------------
                                                        (Registrant)



Date: November 13, 2003                 By:         /s/ R. J. Klosterman
                                              ----------------------------------
                                                      R. J. Klosterman
                                                  Financial Vice President &
                                                 Principal Financial Officer

                                  EXHIBIT INDEX


Exhibit               Description of Document
-------               -----------------------

23                    Consent of Deloitte & Touche LLP



















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